Form 3										OMBAPPROVAL
										OMB Number: 3135-0104
										Expires: September 30, 1998
										Estimated average burden
										hours per response 0.5
		U.S. SECURITIES AND EXCHANGE COMMISSION
			WASHINGTON, D.C. 20549
	INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
			Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section (f) of the Investment Company of 1940

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1.  Name and Address		|2.  Date of Event	|4. Issuer Name and Ticker
 of Reporting Person	*	| requiring Statement	| or Trading Symbol
					|  (Month/Day/Year)	|
Stephen Feinberg			|      3/30/96		| Meris Laboratories, Inc.
					|     11/18/96		|  (MERS)
------------------------------|-------------------------------------------------
 (Last)  (First)  (Middle     |3.  IRS or Social	|5.  Relationship
c/o Feinberg Management, L.P. | Security Number		| of Reporting Person
350 Third Avenue              | of Reporting		| to Issuer
------------------------------| Person			| (Check all applicable)
   (Street)				| (Voluntary)		|
					|				|[ ] Director [x] 10% Owner
New York,N.Y.  10022		|				|
					|				|[ ] Officer  [ ]  Other
									|	(give	    (Specify
									|   title below)	below)
-------------------------------------------
   (City) (State)  (Zip) 					|6.  If Amendment, Date
 									|	of Original
									|    (Month/Day/year)

									|7.  Individual or
									|  Joint/Group Filing
									|(Group applicable line)
									|[ ] Form filed by One
									|    Reporting Person
									|[X]Form filed by More
									|   than One Reporting
									|   Persons

Table I - Non-Derivative Securities Beneficially Owned

1.  Title of Security     2.  Amount of Securities
    (Instr. 4)                Beneficially Owned
                              (Instr. 4)
NONE----------------------     ------------------------
--------------------------     ------------------------

3.  Ownership             4.  Nature of Indirect
    Form:  Direct             Beneficial Ownership
    (D) or Indirect           (Instr. 5)
  n  (I) (Instr. 5)
--------------------------     ------------------------
--------------------------     ------------------------

* If the Form is filed by more than one Reporting Person, see instruction 5(b)(v). Reminder. Report on a separate line for each class of securities beneficially owned directly or indirectly

                          (Print or Type Responses)

1.  Title of   |2.  Date         |3.  Title       |4. Conversion or
Derivative     |  Exercisable    | and Amount     |  Exercise Price
Security       |  and Expiration | of Securities  | of Derivative
               |  Date           | Underlying     |  Security
               | (Month/Day/Year)| Derivative     |
                                 | Security

5.  Ownership Form or Exercise Price   6.  Nature of Indirect
    of Derivative Security                 Beneficial Ownership
                                          (Instr. 5)

Common Stock Purchase Warrant* 11/18/96 11/19/96 common stock 800,000 $0.01 directly

10% convertible senior subordinated debentures** 09/30/96 11/14/97 common stock 913,043 $3.45*** directly

Explanation of Response:

*   owned directly by Madeleine L.L.C.  ("MLLC")
**  owned directly by Cerberus Partners, L.P. ("CPLP")
*** conversion price in effect at 9/30/96 when debentures were purchased


The following are reporting persons hereunder:
- Feinberg Management L.P. ("FMLP") as managing member of MLLC;
- Cerberus Associates, L.P. ("CALP") as general partner of CPLP;
- Stephen Feinberg as general partner of CALP and FMLP>

                           /s/ Stephen Feinberg
--------------------------------------------

--------------------------------------------
   ** Signature of Reporting Person     Date

** Intentional misstatements or omissions of facts constitute
Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C.
78ff(a)

Note: File three copies of this Form, one of which must been manually signed. If space provided is insufficient, See
       Instruction 6 for procedure.